Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

Alexandra Geller

Cornerstone OnDemand

Phone: +1 (310) 752-1870

ageller@csod.com

Deaira Irons

Cornerstone OnDemand

Phone: +1 (310) 752-0164

dirons@csod.com

Cornerstone OnDemand Names Steffan Tomlinson and Dean Carter to its Board of Directors

SANTA MONICA, Calif. — May 4, 2017 — Cornerstone OnDemand (NASDAQ:CSOD), a global leader in cloud-based learning and human capital management software, today announced that Steffan Tomlinson, chief financial officer for Palo Alto Networks, Inc., and Dean Carter, vice president of human resources and shared services for Patagonia, Inc., have been elected to Cornerstone’s board of directors, effective as of May 3, 2017.

Tomlinson oversees Palo Alto Networks’ finance, accounting, IT and manufacturing functions. Tomlinson also served as chief financial officer of Aruba Networks, Inc. and was instrumental in the company’s initial public offering, as well as in helping the company scale to facilitate growth. Prior to Aruba Networks, Tomlinson was the chief financial officer of Peribit Networks, Inc. Tomlinson earned an MBA from Santa Clara University and a BA from Trinity College.

Carter leads Patagonia’s global HR, legal and finance shared services and, as an officer and a member of the company’s core leadership team, serves to further Patagonia’s unique business model, proving that companies can “do well and do good.” Prior to Patagonia, Carter was the chief human resources officer with Sears Holdings Corporation, Inc., a Fortune 50 company. Carter also served as chief human resources officer for Fossil, Inc. during a time of high growth and international expansion. Carter has a BS in Organizational Communication from the University of Texas at Austin and has served as a Northwestern University Pritzker School of Law Workforce Science Fellow.

“I’m thrilled to welcome Dean and Steffan to our board of directors. The addition of Dean’s extensive global human resources experience, along with Steffan’s deep financial and operational management background, will provide Cornerstone with valuable expertise to continue driving margin improvement and capitalize on the global market opportunity for cloud-based human capital management solutions,” said Adam Miller, Cornerstone’s CEO.

“Cornerstone’s technology innovation, human capital management expertise and unique vision for recruiting, training and managing people in the new world of work is inspiring, and I look forward to supporting the company’s success,” remarked Carter.

“It’s a privilege to join Cornerstone’s board of directors and provide guidance as the company makes strides in its operational excellence initiatives and scales key areas of the business to support continued growth and innovation,” commented Tomlinson.

About Cornerstone OnDemand

Cornerstone OnDemand (NASDAQ: CSOD) is a global leader in cloud-based learning human capital management software. The company is pioneering solutions to help organizations realize the potential of the modern workforce. From recruitment, onboarding, training and collaboration, to performance management, compensation, succession planning, people administration and analytics, Cornerstone is designed to enable a lifetime of learning and development that is fundamental to the growth of employees and organizations.

Based in Santa Monica, California, the company’s solutions are used by nearly 3,000 clients worldwide, spanning more than 31 million users across 191 countries and 43 languages. To learn more about Cornerstone, visit us on Twitter, Facebook and our blog. www.cornerstoneondemand.com.

###

Cornerstone® and Cornerstone OnDemand® are registered trademarks of Cornerstone OnDemand Inc.